Exhibit 10.36

CONSULTANT/INDEPENDENT CONTRACTOR AGREEMENT

CONSULTING AGREEMENT (the “Agreement”) effective as of July 1, 2015 between 21st Century Fox America, Inc. (the “Company”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (“21CF”), and Mr. Chase Carey (the “Consultant”).

WHEREAS, the Consultant is currently employed by the Company pursuant to the terms of an amended and restated employment agreement between the Company and the Consultant dated as of July 1, 2010, as amended, (the “Employment Agreement”); and

WHEREAS, the Company desires to engage the services of the Consultant and the Consultant desires to be so engaged to perform certain consulting services for the Company and its affiliates following the expiration of the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements therein contained, the parties hereto hereby agree as follows:

1.

Consulting Engagement. Effective July 1, 2016 (the “Consulting Effective Date”), the Company hereby engages the Consultant and the Consultant hereby agrees to provide to the Company non-exclusive consulting services, as mutually agreed and which shall not be on a full time basis (the “Consulting Services”). The term of the engagement will be for a period of two one-year terms commencing on the Consulting Effective Date, unless earlier terminated by either party (the “Consulting Term”). The Consultant agrees to continue to serve on the Board of Directors as Vice Chairman during the Consulting Term at the Company’s request (together with the Consulting Services, the “Services”). During the Consulting Term the Consultant shall report to K. Rupert Murdoch, an Executive Chairman of 21CF, and the Board of Directors.

2.

Rights Granted.  The Consultant and the Company hereby agree that the Company and 21CF are entitled to and own as their exclusive property the results and proceeds of all work or services created by the Consultant or provided to the Company during the Consulting Term; and any inventions, ideas, research, scripts, designs, concepts, drawings, written or digitized materials, developments, know-how, improvements, trade secrets, and all other original works of authorship, in whole or in part (and in all cases including all intellectual property rights therein) conceived or made by the Consultant which arise from or result from the work performed or to be performed by the Consultant for the Company or 21CF hereunder shall belong exclusively to the Company and 21CF, whether or not fixed in a tangible medium of expression (collectively referred to as the “Works”). Consultant agrees that to the extent permitted by applicable law the Works shall be considered “works made-for-hire”, as those terms are defined in the United States Copyright Act, owned by the Company and 21CF, and to the extent any of the Works do not qualify as “works made-for-hire” Consultant hereby assigns all of Consultant’s right, title and interest (including all copyright, moral rights and other intellectual property rights) in and to such Works to the Company and 21CF.  Works may be tangible or intangible, and solely or jointly conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice. The Consultant acknowledges that, with respect to the Works, the Company and 21CF shall own in perpetuity, all rights in all media now known or hereafter devised, in all languages throughout the universe, and in the production, manufacture, recordation and reproduction, by any art, medium or method of the same. The Company and 21CF shall be deemed the author of the Works and entitled to the copyright therein (and all renewals and extensions thereof), with full ownership to the original, and all copies of the Works prepared by the Consultant. The Company and 21CF shall have the right to dispose of same, or make any or all uses thereof, at any time and in the exercise of its absolute judgment and discretion. The Consultant agrees to promptly submit to the Company and 21CF all information which pertains to the Works, and the underlying rights. The Consultant agrees to provide assistance and support in the obtaining and protection of copyrights and perfection of patent rights for the Company and 21CF (at the Company’s expense if any out-of-pocket costs are incurred by the Consultant) for all inventions created by the Consultant during the Consulting Term.  This support shall be provided without additional compensation to the Consultant.  This patent support may include the Consultant’s signature on necessary patent filing documents, reasonable review and comment on draft applications, and art cited against the Consultant’s patent during prosecution.  The breach of this Agreement on any grounds and by any party shall not affect the Company’s and 21CF’s sole and exclusive ownership of the Works.

3.

Fees.  In consideration for providing the Consulting Services and the rights granted herein, subject to Section 5 below, the Company shall pay to the Consultant a fee in cash of $20,000,000 within 10 days of the beginning of each fiscal year during the Consulting Term for a total of $40,000,000 (the “Consulting Fee”). The Company will not withhold any federal, state or local taxes or other withholdings from the Consulting Fee payable to the Consultant hereunder, and all local, state and federal taxes, together with all governmental filings related thereto, arising out of the performance of the Services by the Consultant will be the sole responsibility of the Consultant.

4.

Business Expenses.  During the Consulting Term, the Company will pay, or reimburse the Consultant for, all expenses reasonably incurred by the Consultant in connection with the performance of the Consultant’s duties hereunder including travel expenses, provided that all such business expenses are in compliance with the Company’s policies.

5.	Termination Provisions.
a.	The Company may terminate the Services at any time and the Consultant shall be entitled to receive any unpaid portion of the Consulting Fee.
b.	The Consultant may terminate the Services at any time provided that:

i.

If the Consultant gives notice prior to July 1, 2016 that he will not provide the Services during fiscal year 2017 and fiscal year 2018, or in the event of the Consultant’s death or Disability prior to July 1, 2016, the Consultant will not be entitled to receive the Consulting Fee.

ii.

If the Consultant gives notice prior to July 1, 2017 that he will not provide the Services during fiscal year 2018, or in the event of the Consultant’s death or Disability prior to July 1, 2017, the Consultant will not be entitled to receive the Consulting Fee for fiscal year 2018 (i.e., $20,000,000).

iii.

If the Consultant provides to the Company four months’ notice of his intent to terminate the Services after July 1, 2016 (the “Notice Period”) and provided the Consultant continues to provide the Services through the Notice Period, or in the event of the Consultant’s death or Disability during either year in the Consulting Term, the Consultant will be entitled to the Consulting Fee for the fiscal year of termination (i.e., $20,000,000). In the event the Consultant does not provide notice or the Services through the Notice Period in accordance with this Section 5(b)(iii), the Consultant shall repay to the Company within 10 days following termination a pro rata portion of the Consulting Fee for the fiscal year of termination.

c.

For purposes of this Agreement, “Disability” shall mean if the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

6.

Authority; Compliance with Law.  The Consultant agrees that he shall at all times be subject to, observe, and carry out such rules, regulations, policies, directions and restrictions as the Company may from time to time establish, including without limitation, 21CF’s Standards of Business Conduct, as well as those imposed by law.

7.

Confidentiality. The Consultant recognizes that the Services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his Services hereunder, he may acquire confidential information and trade secrets concerning the operations of the Company, 21CF and their subsidiaries.  Accordingly, the Consultant agrees that he will not, except with the prior written consent of the Board of Directors or as may be required by law or court of competent jurisdiction, directly or indirectly, disclose during the Consulting Term or any time thereafter any secret or confidential information that he has learned by reason of his association with the Company and 21CF or use any such information to the detriment of the Company and 21CF so long as such confidential information or trade secrets have not been disclosed or are not otherwise in the public domain.

8.

Employees of the Company.  The Consultant shall not, during the Consulting Term and for a period of one year thereafter, directly or indirectly, induce or attempt to induce any employee of the Company or its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation.

9.

Independent Contractor; No Benefits. It is understood and agreed that during the Consulting Term, the Consultant is an independent contractor and not an employee or agent of the Company. As an independent contractor, the Consultant will not have the status of or be considered an employee of the Company, and shall not be entitled to any statutory or fringe benefits or to participate in any other employee benefit plans that the Company provides to its employees or to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any insurance, pension, stock, bonus, profit-sharing or similar benefits available to persons with employee status; provided, however, that nothing contained herein shall affect the Consultant’s entitlement to the lifetime health and welfare benefits provided in and which shall survive the term of his Employment Agreement. In addition, the Company will not provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage or any other statutory benefits to the Consultant and any such claims are hereby waived by the Consultant.

10.

Nonassignability; Binding Agreement.  Except as expressly provided in this Agreement or by law, neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Consultant without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Consultant from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or Disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Consultant’s heirs and the personal representatives of the Consultant’s estate.  The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Consultant and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

11.	Amendment; Waiver; Entire Agreement.
a.

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

b.

Nothing contained in this Agreement shall supersede or render null and void any of the commitments contained in the Employment Agreement and such Employment Agreement shall remain in full force and effect; provided, however, that as of the Effective Date this Agreement supersedes all prior agreements, arrangements and understandings between the parties hereto related to the Services.

12.

Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

To the Company:	21st Century Fox America, Inc.
1211 Avenue of the Americas
New York, New York 10036
Attention: General Counsel

To the Consultant:	The address that is on file with Company

(or such other address as may from time to time be designated by notice by any party hereto for such purpose).  Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

13.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice‑of‑law provisions thereof.  If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14.

Section 409A.  This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly.  References under this Agreement to the Consultant’s termination of engagement shall be deemed to refer to the date upon which the Consultant has experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if at the time of the Consultant’s separation from service with the Company the Consultant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Consultant and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Consultant) until the date that is six months following the Consultant’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 14 shall be paid to the Consultant in a lump sum and (ii) if any other payments of money or other benefits due to the Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments.  To the extent any reimbursements or in-kind benefits due to the Consultant under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Consultant in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Additionally, to the extent that the Consultant’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 14 due to his status as a “specified employee”, the Consultant may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period.  Any amounts paid by the Consultant pursuant to the preceding sentence shall be reimbursed to the Consultant (with interest thereon) as described above on the date that is six months following his separation from service.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  The Company shall consult with the Consultant in good faith regarding the implementation of the provisions of this Section 14.  Without limiting the generality of the foregoing, Consultant shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Consultant to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Consultant, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  Any amount that Consultant is entitled to be reimbursed under this Agreement will be reimbursed to Consultant as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

21ST CENTURY FOX AMERICA, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	EVP and Deputy General Counsel
/s/ Chase Carey
Chase Carey

Guaranty

The undersigned guarantees the performance of the foregoing Agreement in all respects.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	EVP and Deputy Group General Counsel